Contacts:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

Noonan/ Russo
Mark Vincent
212-845-4239

FOR IMMEDIATE RELEASE

Barrier Therapeutics Reports Positive Phase 2a Data for Rambazole™ and
Azoline

- Results to be Discussed Today at the 23rd Annual JPMorgan Healthcare
Conference -

Princeton, NJ, January 12, 2005—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing products in the field of dermatology, today reported positive Phase 2a data for both oral Rambazole™ in the treatment of psoriasis, and for oral Azoline in the treatment of superficial fungal infections.

Rambazole is a novel retinoic acid metabolism-blocking agent (RAMBA). A review of initial Phase 2a trial data from 10 patients with moderate to severe psoriasis demonstrated a reduction in the PASI score (a symptom severity score in psoriatic patients) by an average of 50% in patients treated with 1mg once daily for 8 consecutive weeks. These PASI scores were measured at week 10, two weeks after stopping treatment. There were no serious treatment-related adverse effects reported, while non-serious side effects experienced by this limited patient group included some dryness of skin and lips. This study is ongoing and is expected to include a total of 17 patients upon completion.

Azoline is a new, orally active antifungal agent. Phase 2a trial data from 67 patients with various fungal infections of the skin treated with 200mg, once daily for 1, 3 or 5 days demonstrated response rates at day 28 (more than three weeks after treatment) of 60% for 1 day of treatment and between 78% and 100% for 3 to 5 days of treatment, depending on the type of skin condition. The drug was studied in tinea pedis (athlete’s foot), tinea corporis/cruris, tinea versicolor and seborrheic dermatitis. There were no serious treatment-related adverse effects reported.

“These initial clinical data for the oral dose forms of both Rambazole and Azoline clearly support the continued advancement of these drug candidates into Phase 2b trials,” stated Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer of Barrier Therapeutics, Inc. “Upon completing a more comprehensive analysis of these data, Barrier expects to submit data from these European Phase 2a trials as part of IND applications to the FDA. Our goal is to initiate Phase 2b clinical trials in the United States with Rambazole in psoriasis by mid-year, and with Azoline during the second half of 2005.”

- MORE -

Barrier Therapeutics Reports Positive Phase 2a Data for Rambazole™ and Azoline

Dr. Cauwenbergh is scheduled to present this data as part of an update to the investment community on Barrier’s clinical-stage product pipeline today at 10:00 am, Pacific Time/ 1:00 pm, Eastern Time at the 23rd Annual JPMorgan Healthcare Conference in San Francisco, CA. Dr. Cauwenbergh’s presentation will be available live via a webcast and will be archived and accessible through the Company’s website at www.barriertherapeutics.com. The presentation will be archived and available for up to 90 days.

About Rambazole
Rambazole is Barrier’s second product candidate based on the Retinoic Acid Metabolism Blocking Agent (RAMBA) class of molecules. Studies to date suggest that Rambazole is more selective and more active than first generation RAMBA-based product candidates. The Company is developing an oral formulation of Rambazole for the treatment of psoriasis and severe acne, as well as a topical formulation for psoriasis, acne, and wrinkles. One European Phase 2a study in psoriasis and one in acne are ongoing for the oral dose form of the drug. Barrier anticipates submitting an IND to the FDA and moving forward with Phase 2b trials in the United States during the first half of 2005.

About Azoline
Azoline is a broad-spectrum antifungal agent that Barrier is developing as a short course oral treatment for skin and mucosal fungal infections. Studies have shown that Azoline has a half-life in the body of nearly three times longer than that of itraconazole, which may enable a more convenient dosing regimen. Barrier has completed four European Phase 2a clinical trials for Azoline and anticipates submitting an IND to the FDA and moving forward with Phase 2b trials in the United States during the course of 2005.

About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase 3 clinical trials, are under development for the treatment of diaper dermatitis complicated by candidiasis, seborrheic dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. Web site: http://www.barriertherapeutics.com.

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for making regulatory filings and for initiating clinical trials. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally, and due to Barrier’s further analysis of clinical results and strategic decisions regarding its pipeline. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in Form 10-Q for the quarterly period ended September 30, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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